Exhibit 99.1

FOR IMMEDIATE RELEASE

Processa Pharmaceuticals Announces the Appointment of

Dr. Khalid Islam to Its Board of Directors

HANOVER, MD –November 5, 2020– Processa Pharmaceuticals, Inc. (NASDAQ: PCSA), (“Processa” or the “Company”), a clinical-stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have a high unmet medical need, is pleased to announce the appointment of Dr. Khalid Islam to its board of directors.

“I’d like to personally welcome Dr. Islam to the board,” commented Dr. David Young, Chairman and CEO of Processa Pharmaceuticals. “Dr. Islam’s extensive experience and insight within the pharmaceutical industry and his diverse perspectives will be a great addition to the board and the Company.”

Dr. Islam was the chairman and CEO of Gentium S.p.A. (a Nasdaq-listed company; 2009-2014) where he led its transition to a profitable company that subsequently sold for US$1 billion. He is an advisor to the venture group Kurma Biofund (Paris). He is currently the Chairman of the Board of Directors of Fennec Pharmaceuticals Inc. (Nasdaq: FENC), Gain Therapeutics Inc., Minoryx Therapeutics SL and currently serves on the board of Immunomedics Inc. (NASDAQ: IMMU) which recently maximized shareholder value through a $21 billion transaction with Gilead Sciences.

Dr. Islam has served in a variety of roles of increasing responsibility from entrepreneurial start-ups to Fortune 100 companies and has served in both advisory and board capacities for several public and private health-care related companies. Dr. Islam holds a Ph.D from Imperial College, University of London. He also holds several patents and has published over 80 articles in leading journals.

Dr. Islam said, “I have followed Dr. Young and his team’s successes in effectively and efficiently developing drugs through clinical development for conditions which need therapeutic alternatives. I am confident that Processa’s approach will accelerate the development of all the drugs in the Processa pipeline given their past experience and successful interactions with the FDA. I am excited to join the Processa team.”

About Processa Pharmaceuticals, Inc.

The mission of Processa is to develop products for which existing clinical evidence of efficacy has already been established for unmet or under-served medical conditions for which patients need treatment options that improve survival and/or quality of life. The Company used these criteria to develop our pipeline programs in order to achieve high value milestones effectively and efficiently using the Processa Regulatory Science approach. The members of the Processa development team have been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and more than 100 FDA meetings throughout their careers.

For more information, visit the company’s website at www.ProcessaPharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the registration statement relating to the securities being sold in this offering, which identifies important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

For More Information:

Michael Floyd

mfloyd@processapharma.com

301-651-4256

Corporate Communications:

InvestorBrandNetwork (IBN)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

Editor@InvestorBrandNetwork.com

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